As filed with the Securities and Exchange Commission on May 27, 1994

                                          Registration No. 33-_______


                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                          ___________________

                                 FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933
                              ___________________

                               TRIMAS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
      (State or Other Jurisdiction of Incorporation or Organization)

                                  38-2687639
                    (I.R.S. Employer Identification No.)

                           315 East Eisenhower Parkway
                           Ann Arbor, Michigan  48108
                           (313) 747-7025
               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                     ______________________________

                          Brian P. Campbell
                     President, TriMas Corporation
                     315 East Eisenhower Parkway
                     Ann Arbor, Michigan  48108
                          (313) 747-7025

                            copy to:

                         John R. Leekley
               Corporate Counsel, TriMas Corporation
                    315 East Eisenhower Parkway
                    Ann Arbor, Michigan  48108
                         (313) 747-7025
     (Name, address, including zip code, and telephone number including area code, of agent for service)

   Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                             ______________________

                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------
                                   PROPOSED       PROPOSED
                                   MAXIMUM        MAXIMUM       AMOUNT
                    AMOUNT        AGGREGATE      AGGREGATE         OF
TITLE OF SHARE      TO BE           PRICE         OFFERING    REGISTRATION
TO BE REGISTERED    REGISTERED    PER UNIT        PRICE           FEE
__________________________________________________________________________

Common Stock        1,440,000      $25-1/4*    $36,360,000*  $12,538.02*
($.01 par value)       shares

__________________________________________________________________________


*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).
                            _________________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED MAY 27, 1994

PROSPECTUS
                                1,440,000 SHARES

                               TRIMAS CORPORATION

                                  COMMON STOCK
                                ($.01 Par Value)

      All the shares of Common Stock of TriMas Corporation ("TriMas" or the "Company") being offered hereby (the "Shares") are held by Richard A. Manoogian (the "Selling Stockholder"). TriMas will not receive any of the proceeds from the sale of the Shares.

      The Selling Stockholder (and his donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, (b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholder.

      The Selling Stockholder may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholder and any dealers that participate with the Selling Stockholder in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      TriMas has agreed to indemnify the Selling Stockholder against certain liabilities under the Securities Act of 1933.
                        _________________________

                      THE COMPANY'S COMMON STOCK IS LISTED
                         ON THE NEW YORK STOCK EXCHANGE.
                            _________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            _________________________

___________, 1994


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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  THIS
PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

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
      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.
_________________________



AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by TriMas can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are hereby incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

            (b) The Company's Proxy Statement dated April 8, 1994, in connection with its Annual Meeting of Stockholders held on May 10, 1994;

            (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

            (d) The Company's Current Report on Form 8-K dated November 23, 1993; and

            (e) The Company's Form 8 dated December 23, 1992 amending its Registration Statement on Form 10 dated November 7, 1988.

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      All documents subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained in any previously filed document or contained herein shall be deemed modified or superseded to the extent that a statement contained in a subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

      TriMas undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than any exhibits to such documents. Requests for such copies should be directed to President, TriMas Corporation, 315 East Eisenhower Parkway, Ann Arbor, Michigan 48108 (telephone 313-747-7025).


THE COMPANY

      TriMas manufactures and sells a diversified range of engineered leadership products for commercial, industrial and consumer markets. The Company's operations are conducted through sixteen operating businesses principally manufacturing industrial container closures, pressurized gas cylinders, specialty industrial gaskets, towing systems products, specialty fasteners, specialty products for fiberglass insulation, specialty tapes and precision cutting tools. These businesses are managed as decentralized autonomous profit centers which emphasize entrepreneurial management, value-added products and services and strong cash flows. Operating units focus on profit growth and operating margins as priorities over sales growth.

      The Company's principal executive offices are located at 315 East Eisenhower Parkway, Ann Arbor, Michigan 48108, and the telephone number is
(313) 747-7025.

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
                               SELLING STOCKHOLDER

      The Selling Stockholder directly owns 1,768,844 shares of Common Stock prior to the offering, of which 1,440,000 shares of Common Stock are being offered hereby for the account of the Selling Stockholder (including Shares to be offered by the donees, distributees, pledgees and personal representatives of the Selling Stockholder). After completion of the offering, the Selling Stockholder will directly own 328,844 shares of Common Stock. In addition, the Selling Stockholder may be deemed to be the beneficial owner of 33,008 shares of Common Stock owned by charitable foundations, of which he is a Director, but the Selling Stockholder disclaims beneficial ownership of such shares. The Selling Stockholder is the Chairman of the Board of the Company and the Chairman of the Board and Chief Executive Officer of Masco Corporation and MascoTech, Inc.
Masco Corporation and MascoTech, Inc. are affiliated with the Company through stock ownership and otherwise. The Selling Stockholder acquired the Shares to be offered hereby pursuant to incentive programs established by Masco Corporation and MascoTech, Inc.

                              PLAN OF DISTRIBUTION

      The Selling Stockholder (and his donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by him hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, (b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholder.

      The Selling Stockholder may effect such transactions by selling the Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholder and any dealer that participates with the Selling Stockholder in the distribution of the Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                     EXPERTS

     The financial statements and schedules of TriMas Corporation and subsidiaries, included in its most recent Annual Report on Form 10-K, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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
      The audited financial statements of Lamons Metal Gasket Co. and subsidiaries as of December 31, 1992 and for the year then ended, included in the Company's Current Report on Form 8-K dated November 23, 1993, have been audited by Coopers & Lybrand, independent accountants, as set forth in their report appearing in such Form 8-K. Such financial statements have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses of the offering:

      SEC Registration Fee......................            $12,538.02
      Estimated Legal Fees and Expenses.........              2,000.00
      Estimated Accounting Fees and Expenses....              5,000.00
           Total                                            $19,538.02
                             _______________________



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article 13 of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 13 are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

      Article 12 of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or
(d) for transactions from which directors derive improper personal benefit.

                                    II-1
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      The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.


ITEM 16.  EXHIBITS.

      The following Exhibits are filed as part of this Registration Statement:

      Exhibit 4.a -     Restated Certificate of Incorporation of the Company.
                        Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

      Exhibit 4.b -     Bylaws of the Company.  Incorporated by reference to the
                        Exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

      Exhibit 5    -    Opinion of John R. Leekley.

      Exhibit 23.a -    Consent of Coopers & Lybrand relating to the financial
                        statements and schedules of TriMas Corporation and subsidiaries.

      Exhibit 23.b -    Consent of Coopers & Lybrand relating to the financial
                        statements of Lamons Metal Gasket Co. and subsidiaries.

      Exhibit 23.c -    Consent of John R. Leekley, which is included  as part
                        of Exhibit 5.

      Exhibit 24   -    Powers of Attorney, which appear in Part II of this
                        Registration Statement.



ITEM 17.  UNDERTAKINGS.

      (a)  The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                                II-2
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                  (ii)  To reflect in the prospectus any facts or events
            arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled
                                    II-3
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by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                     II-4
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                                SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly au-thorized, in the City of Ann Arbor, State of Michigan, on May 26, 1994.

                                     TRIMAS CORPORATION



                                     By  /s/ Brian P. Campbell
                                        Brian P. Campbell, President


                             POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian P. Campbell and Peter C. DeChants, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


                                   II-5
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

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:


 /s/ Richard A. Manoogian       Chairman of the Board
   Richard A. Manoogian


PRINCIPAL FINANCIAL OFFICER:


 /s/ William E. Meyers          Vice President - Controller
   William E. Meyers


PRINCIPAL ACCOUNTING OFFICER:


 /s/ William E. Meyers          Vice President - Controller
   William E. Meyers



 /s/ Brian P. Campbell          President and Director
   Brian P. Campbell


 /s/ Herbert S. Amster          Director
   Herbert S. Amster


 /s/ Eugene A. Gargaro, Jr.     Director
   Eugene A. Gargaro, Jr.


 /s/ John A. Morgan             Director
   John A. Morgan


 /s/ Helmut F. Stern            Director
   Helmut F. Stern

                                             May 26, 1994

                                 II-6
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                               EXHIBIT INDEX



EXHIBIT NO.                         DESCRIPTION


Exhibit 4.a       -  Restated Certificate of Incorporation of the Company.
                     Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

Exhibit 4.b       -  Bylaws of the Company.  Incorporated by reference to the
                     Exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

Exhibit 5         -  Opinion of John R. Leekley.

Exhibit 23.a      -  Consent of Coopers & Lybrand relating to the financial
                     statements and schedules of TriMas Corporation and subsidiaries.

Exhibit 23.b      -  Consent of Coopers & Lybrand relating to the financial
                     statements of Lamons Metal Gasket Co. and subsidiaries.

Exhibit 23.c      -  Consent of John R. Leekley, which is included as part of
                     Exhibit 5.

Exhibit 24        -  Powers of Attorney, which appear in Part II of this
                     Registration Statement.

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